EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE: C; TSE: 8710)

November 14, 2007

Citi and Nikko Cordial Amend Definitive Share Exchange Agreement

Tokyo / New York – Citi announced today that Citigroup Japan Holdings Ltd. and Nikko Cordial Corporation have amended the definitive share exchange agreement signed by Citigroup Japan Holdings Ltd. and Nikko Cordial Corporation on October 31, 2007, under which Citi would exchange all issued shares of Nikko Cordial that Citi does not already own for shares of Citigroup, Inc.

Citi reiterated that through the share exchange and the subsequent ownership of all of the common stock of Nikko Cordial, Citi will further strengthen its comprehensive strategic alliance with Nikko Cordial and accelerate its growth in Japan, an important part of the company’s global growth strategy. The alliance is based on the complementary capabilities of Citi and Nikko, with the goal of becoming the leading comprehensive banking and securities group in Japan.

Citi and Nikko Cordial have agreed that:

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The parties to the share exchange agreement will eliminate the collar specifying the minimum average of $37.00 and maximum average of $58.00 per Citi share for exchange ratio calculation purposes. As a result, under the revised exchange agreement, the actual number of Citi shares to be exchanged for Nikko Cordial shares, based on a reference price of ¥1,700 per Nikko Cordial share, will be determined using the average volume-weighted average price of Citi shares on the New York Stock Exchange during the period commencing on (and including) January 15, 2008 and ending on (and including) January 17, 2008.

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The previous termination clause will be replaced by a provision whereby the share exchange agreement would be terminated, and the share exchange would not take place, if the average volume-weighted average price of Citi shares over the three-day trading period is below $22, unless both Nikko Cordial and Citigroup Japan Holdings agree to proceed with the share exchange by January 21, 2008.

The revised arrangement was agreed to by Citi to ensure the share exchange transaction proceeds smoothly in light of changes in global financial markets since the announcement of the share exchange on October 2, 2007. This approach is consistent with Citi’s previously stated objective of limiting the exposure of Nikko Cordial shareholders to Citi share price volatility and foreign exchange rate risk during the period from the announcement of the transaction to the determination of the exchange ratio. In view of the elimination of the collar, Citi requested the termination clause to limit potential dilution, and in return, Nikko stipulated that Citi lower the termination level significantly to increase certainty of transaction completion for the benefit of Nikko’s shareholders.

The amended agreement is not expected to affect the timing of the closing of the transaction, which is scheduled to occur in January 2008. Based on Citi’s current share price, the amended share exchange is expected to be neutral to earnings in 2008 and accretive thereafter.

Important Notice

This press release is for informational purposes only and does not constitute an offer of any Citigroup or other securities or a solicitation of a proxy in relation to the share exchange. In connection with the share exchange, Citigroup has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4. Shareholders of Nikko Cordial are urged to read the prospectus included within the registration statement, because it contains important information. Shareholders will be able to obtain a free copy of the prospectus, as well as other information about Citigroup, without charge, at the Securities and Exchange Commission website (http://www.sec.gov). Copies of the prospectus and the filings with the Securities and Exchange Commission that are incorporated by reference in the prospectus can also be obtained, without charge, from Citigroup Document Services at 877 936 2737 inside the United States (outside the United States at 718 765 6514), by e-mailing a request to docserve@citigroup.com, or by writing to: Citigroup Document Services, 140 58th Street, Suite 8G, Brooklyn, NY 11220.

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Media:		Investors:

In Japan		Equity Investors
Corporate Affairs	81-3-5223-8699	Arthur Tildesley	1-212-559-2718

In New York		Fixed Income Investors
Christina Pretto	1-212-559-9560	Maurice Raichelson	1-212-559-5091
Michael Hanretta	1-212-559-9466

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brands include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

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